UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

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Matrix Service Company

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MATRIX SERVICE COMPANY

10701 East Ute Street

Tulsa, Oklahoma 74116

NOTICE OF 2007 ANNUAL MEETING OF STOCKHOLDERS

Notice is hereby given that the Annual Meeting of the Stockholders of Matrix Service Company (the “Company” or “Matrix Service”), a Delaware corporation, will be held at Matrix’s Regional Office, 1105 West Main Parkway, Catoosa, Oklahoma, on the 22nd day of October 2007, at 10:30 a.m., Central time, for the following purposes:

1.	To elect six persons to serve as members of the Board of Directors of the Company until the annual stockholders’ meeting in 2008 or until their successors have been elected and qualified;

2.	To ratify the engagement of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal 2008; and

3.	To act upon such other business as may properly come before the meeting or any adjournments thereof.

The Board of Directors has fixed the close of business on September 7, 2007 as the record date for the meeting (the “Record Date”), and only holders of record of the Company’s common stock at such time are entitled to notice of and to vote at the meeting and any adjournment thereof.

By Order of the Board of Directors

/s/ George L. Austin
George L. Austin Secretary

September 14, 2007

Tulsa, Oklahoma

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING REGARDLESS OF WHETHER YOU PLAN TO ATTEND. THEREFORE PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY. IF YOU ARE PRESENT AT THE MEETING AND WISH TO DO SO, YOU MAY REVOKE THE PROXY AND VOTE IN PERSON.

MATRIX SERVICE COMPANY

10701 E. UTE STREET

TULSA, OKLAHOMA 74116

PROXY STATEMENT

MATRIX SERVICE COMPANY

10701 East Ute Street

Tulsa, Oklahoma 74116

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

To Be Held October 22, 2007

SOLICITATION AND REVOCATION OF PROXIES

The accompanying proxy is solicited by the Board of Directors of Matrix Service Company (“Matrix Service”, the “Company”, “we”, “our” or “us”) for use at the Annual Meeting of Stockholders to be held on October 22, 2007, and at any adjournments thereof for the purposes set forth in the accompanying Notice of 2007 Annual Meeting of Stockholders. The Annual Meeting will be held at 10:30 a.m., Central time, at the Company’s Regional Office, 1105 West Main Parkway, Catoosa, Oklahoma. This proxy statement and accompanying proxy were first sent on or about September 14, 2007 to stockholders of record on September 7, 2007.

The approximate date on which this Proxy Statement and the accompanying proxy will first be sent to stockholders is September 14, 2007. The annual report of the Company on Form 10-K for the fiscal year ended May 31, 2007 accompanies this Proxy Statement.

If the accompanying proxy is properly executed and returned, the shares it represents will be voted at the meeting in accordance with the directions noted thereon or, if no direction is indicated, that stockholder’s shares will be voted in favor of the proposals described in this proxy statement. In addition, the proxy confers authority on the persons named in the proxy to vote, in their discretion, on any other matters properly presented at the Annual Meeting. The Board of Directors is not currently aware of any other such matters. Any stockholder who has given a proxy has the power to revoke it at any time before it is voted by giving written notice to, or by executing a subsequent proxy and sending it to George L. Austin, Secretary, Matrix Service Company, 10701 East Ute Street, Tulsa, Oklahoma, 74116. The proxy also may be revoked if the stockholder is present at the meeting and elects to vote in person.

The expenses of this proxy solicitation, including the cost of preparing and mailing this Proxy Statement and accompanying proxy, will be borne by the Company. Such expenses will also include the charges and expenses of banks, brokerage firms and other custodians, nominees or fiduciaries for forwarding solicitation material regarding the Annual Meeting to beneficial owners of the Company’s common stock. In addition to solicitation by mail, certain directors, officers and regular employees of the Company may solicit proxies in person or by telephone, electronic transmission and facsimile transmission. Any such directors, officers or employees will not be additionally compensated therefore, but may be reimbursed for their out-of-pocket expenses in connection therewith.

STOCKHOLDERS ENTITLED TO VOTE

At the close of business on the Record Date there were 26,600,751 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), outstanding. Each outstanding share of Common Stock is entitled to one vote upon each of the matters to be voted on at the meeting. There is no cumulative voting with respect to the election of directors. The presence, in person or by proxy, of at least a majority of the outstanding shares of Common Stock is required for a quorum for the transaction of business.

The affirmative vote of a plurality of the votes cast at the meeting is required for the election of directors. Votes withheld from nominees for directors, abstentions and broker non-votes will be counted for purposes of determining whether a quorum has been reached. Votes will be tabulated by an inspector of election appointed by the Board of Directors of the Company. With regard to the election of directors, votes may be cast in favor of or withheld from each nominee; votes that are withheld will have no effect on the vote. Abstentions, which may be specified on all proposals, except the election of directors, will have the effect of a negative vote. A broker non-vote will have no effect on the outcome of the election of directors or the ratification of the engagement of the independent registered public accounting firm.

If you hold your shares in “street name” through a broker or nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be voted upon. If you hold your shares in street name and do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum.

PROPOSAL NUMBER 1:

Election of Directors

The Company’s Certificate of Incorporation and Bylaws provide that the number of directors on the Board shall be fixed from time to time by the Board of Directors but shall not be less than three nor more than 15 persons. The Board has fixed its size at six members. Directors hold office until the next annual meeting of the stockholders of the Company or until their successors have been elected and qualified. Vacancies may be filled by recommendations from the Nominating and Corporate Governance Committee and a majority vote by the remaining directors.

In accordance with the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has nominated and urges you to vote “For” the election of the six nominees identified below who have been nominated to serve as directors until the next Annual Meeting of Stockholders or until their successors are duly elected and qualified. Proxies solicited hereby will be voted “For” all six nominees unless stockholders specify otherwise in their proxies. The six nominees who receive the highest number of affirmative votes of the shares voting shall be elected as directors.

If, at the time of the 2007 Annual Meeting of Stockholders, any of the nominees should be unable or decline to serve, the discretionary authority provided in the proxy may be used to vote for a substitute or substitutes who may be recommended by the Nominating and Corporate Governance Committee and designated by the Board of Directors. The Board of Directors has no reason to believe that any substitute nominee or nominees will be required.

Nominated Director Biographies

The nominees for director, and certain additional information with respect to each of them, are as follows:

Michael J. Bradley, age 52, was appointed as a Director of the Company effective January 2007. Mr. Bradley has served as President and Chief Executive Officer of the Company since November 2006. Prior to joining Matrix Service Company, Mr. Bradley served as President and CEO of DCP Midstream Partners and was a member of the board. Mr. Bradley was named Group Vice President of Gathering and Processing for Duke Energy Field Services (DEFS) in 2004 and served as Executive Vice President (DEFS) from 2002 to 2004. From 1994 to 2002, he served as Senior Vice President (DEFS) and was responsible for business development and commercial activities. Mr. Bradley graduated from the University of Kansas with a Bachelor of Science degree in Civil Engineering. He also completed the Duke University Executive Management Program. Mr. Bradley is a member of the American Society of Civil Engineers and a former board member of the American Cancer Society. He also serves on the advisory board for the University of Kansas, School of Engineering and on the boards of the Tulsa Area United Way and the Indian Nations Council.

Michael J. Hall, age 63, was first elected as a Director of the Company effective October 1998 and was elected Chairman of the Board in November 2006. Mr. Hall previously served as President and Chief Executive Officer of the Company from March 2005 until his retirement in November 2006. Mr. Hall also previously served as Vice President Finance and Chief Financial Officer of the Company from November 1998 until his initial retirement in May 2004. Prior to working for Matrix Service, Mr. Hall was Vice President and Chief Financial Officer for Pexco Holdings, Inc. from 1994 to 1997 and Vice President Finance and Chief Financial Officer for Worldwide Sports & Recreation, Inc., an affiliate of Pexco Holding, from 1996 to 1997. From 1984 to 1994, Mr. Hall worked for T.D. Williamson, Inc., as Senior Vice President, Chief Financial and Administrative Officer and Director of Operations, Europe, Africa and Middle East Region. Mr. Hall graduated Summa Cum Laude from Boston College with a degree in Accounting and earned his MBA with honors from Stanford Graduate School of Business. Mr. Hall is an Independent Trustee and Chairman of the Board of Trustees for American Performance Funds; a Director and Chairman of the Board of Integrated Electrical Services, Inc.; a member of the Board of Directors of Alliance G.P., LLC (the general partner of Alliance Holdings, G.P., L.P.); and a member of the Board of Directors of Alliance Resource Management G.P., LLC (the managing general partner of Alliance Resources Partners, L.P.).

I. Edgar (Ed) Hendrix, age 63, was first elected as a Director of the Company effective October 2000. Mr. Hendrix previously served as Chairman of the Board of Directors from March 2005 until November 2006. Mr. Hendrix has served as Chairman of Red River Energy, Inc. since June of 2006 and as President of Patriot Energy Resources, LLC since 2005. Mr. Hendrix served as Executive Vice President and Chief Financial Officer of Loudfire, Inc. from 2002 to 2004. Mr. Hendrix previously served as Executive Vice President and Chief Financial Officer of Spectrum Field Services, Inc., from 2000 to 2002. Prior to 2000, Mr. Hendrix served as Vice President-Treasurer for Parker Drilling, a New York Stock Exchange company engaged in worldwide oil and gas drilling and equipment services. He also was a management consultant with Ernst & Young LLP. Mr. Hendrix has an undergraduate degree from Oklahoma Christian University and a Masters of Business Administration from the University of Oklahoma. Mr. Hendrix is a member of the Board of Trustees for American Performance Mutual Funds.

Paul K. Lackey, age 64, was first elected as a Director of the Company effective October 2000. Mr. Lackey is Chairman of the Board of Directors and Chief Executive Officer of The NORDAM Group, an aircraft component manufacturing and repair firm. Prior to joining NORDAM in July 2001, Mr. Lackey was President of the University of Oklahoma (OU) – Tulsa and Senior Vice President of the OU system. Prior to joining OU in August 1999, Mr. Lackey was a key member of former Oklahoma Governor Frank Keating’s administration. He was the Governor’s Chief of Staff from February 1997 to July 1999. From 1995 to 1997, he served in the Oklahoma Cabinet as Secretary of Health and Human Services. Before his service in state government, Mr. Lackey was President of Flint industries, an oil and gas services and commercial construction firm. He was appointed Chief Financial Officer for Flint in 1977, later became Chief Operating Officer and, ultimately, President. A graduate of the University of Mississippi with a B.S. in Mathematics, Mr. Lackey earned his Master’s Degree in Business Administration from the University of Texas. He also served in the U.S. Army as an artillery officer. Mr. Lackey is a director of Aaon, Inc., an advisory director of Commerce Bankshares, a director of the Tulsa Chamber of Commerce, a trustee of Tulsa Community College Foundation, and a director of the Community Hospital Authority.

Tom E. Maxwell, age 62, was first elected as a Director of the Company effective May 2003. Mr. Maxwell is President and Chief Executive Officer of The Flintco Companies, Inc., which is one of the top fifty commercial constructor companies in the United States. He has held this position for 18 years, and prior to his election to President and Chief Executive Officer of Flintco, Mr. Maxwell was the Chief Financial Officer of Flintco for five years. Mr. Maxwell is a certified public accountant (inactive) and began his career with five years at Deloitte and Touche and was the Chief Financial Officer of a public company, Kinark Corporation, for nine years. Mr. Maxwell earned Undergraduate and Master’s Degrees in Accounting at the University of Oklahoma. Mr. Maxwell is a director of Summit Bank and a director of Hillcrest Hospital. In addition, Mr. Maxwell serves as a director for the Tulsa Public Schools Foundation, the Tulsa Chamber of Commerce, Southern Hills Country Club and the Friends of Fairgrounds Foundation.

David J. Tippeconnic, age 67, was elected as a Director of the Company effective October 2005. Mr. Tippeconnic has served as Chief Executive Officer of Arrow-Magnolia International, Inc., a manufacturer of industrial cleaning and maintenance chemicals, since January 2005. Mr. Tippeconnic previously served as Chairman of the Board and acting Chief Executive Officer of Cherokee Nation Enterprises, a hospitality business, from September 2002 to November 2004. Prior to joining Cherokee Nation Enterprises, Mr. Tippeconnic served as President and Chief Executive Officer of CITGO Petroleum Corporation from July 1997 to October 2001. Mr. Tippeconnic has a Bachelor of Science degree in Chemical Engineering from Oklahoma State University and a Masters of Science degree in Chemical Engineering from the University of Arizona and attended the Advanced Management Program at Harvard University.

The Board of Directors recommends that the stockholders vote “For” the election of each of the above named nominees.

Corporate Governance and Board Matters

The Board of Directors and corporate management use their best efforts to adopt and implement sound corporate governance practices and believe strongly that effective corporate governance practices are an important component of their efforts to focus the entire organization on generating long-term stockholder value through conscientious and ethical operations.

The Board of Directors has adopted and implemented Corporate Governance Guidelines and a Code of Business Conduct and Ethics. The Code of Business Conduct and Ethics applies to all of the Company’s directors, officers (including its Chief Executive Officer, Chief Financial Officer, Controller and any person performing similar functions) and employees. The Corporate Governance Guidelines and Code of Business Conduct and Ethics are available in the “Investors” section of the Company’s website at http://www.matrixservice.com.

Director Independence Standards

Pursuant to the listing standards of the Nasdaq Global Market System (“Nasdaq”) and the rules and regulations of the Securities and Exchange Commission (“SEC”), the Board of Directors has adopted a set of director independence guidelines. In accordance with these guidelines, each independent director must be determined to have no material relationship with the Company. The guidelines specify criteria by which the independence of the Company’s directors will be determined, including strict guidelines for directors and their immediate families with respect to past employment or affiliation with the Company or its independent registered public accounting firm.

The Board of Directors has affirmatively determined that each of Messrs. Hendrix, Lackey, Maxwell and Tippeconnic are “independent” under the guidelines. Mr. Hall is not considered to be independent because of his prior service as a senior executive officer of the Company and Mr. Bradley is not considered to be independent because of his current employment as President and Chief Executive Officer of the Company.

The full text of the Company’s director independence guidelines is included in the Company’s Corporate Governance Guidelines, which is available in the “Investors” section of the Company’s website at http://www.matrixservice.com.

Meetings and Committees of the Board of Directors

The Company’s Board of Directors met six times during fiscal year 2007. The Board has three standing committees – Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. During the 2007 fiscal year, each Director attended a minimum of 75% of the total number of meetings of the Board and of the total number of meetings held by all committees of which he was a member.

The Company’s Corporate Governance Guidelines provide that each Director is expected to attend the annual meetings of stockholders of the Company. All of the then current members of the Company’s Board of Directors attended the 2006 annual meeting.

Audit Committee

Director	Fiscal 2007 Committee Service
I. Edgar Hendrix, Chairman	Served all of Fiscal 2007
Paul K. Lackey, Member	Served since appointment in October 2006
Tom. E. Maxwell, Member	Served all of Fiscal 2007
David J. Tippeconnic, Member	Served all of Fiscal 2007

The Audit Committee assists the Board of Directors in monitoring the integrity of the financial statements of the Company, the independent registered public accounting firm’s qualifications and independence, the performance of the Company’s internal audit function and independent registered public accounting firm and the Company’s compliance with legal and regulatory requirements. In carrying out these purposes, the Audit Committee, among other things, appoints, evaluates and approves the compensation of the Company’s independent registered public accounting firm, reviews and approves the scope of the annual audit and the audit fee, pre-approves all auditing services and permitted non-audit services, annually considers the qualifications of the independent registered public accounting firm and the independence of the independent registered public accounting firm, reviews the results of internal audits, compliance with any of the Company’s written policies and procedures and the adequacy of the Company’s system of internal accounting controls, prepares the Audit Committee report for inclusion in the annual proxy statement and annually reviews the Audit Committee charter and the committee’s performance. The Audit Committee has also established procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of the Company of concerns regarding accounting or auditing matters. The Audit Committee operates under a written charter. The Company has also made a copy of its Audit Committee Charter available in the “Investors” section of the Company’s website at http://www.matrixservice.com. The Audit Committee held four meetings during fiscal 2007.

Compensation Committee

Director	Fiscal 2007 Committee Service
Paul K. Lackey, Chairman	Served all of Fiscal 2007
I. Edgar Hendrix, Member	Served all of Fiscal 2007
Tom E. Maxwell, Member	Served since appointment in October 2006
David J. Tippeconnic, Member	Served since appointment in October 2006
Hugh E. Bradley, retired Member	Served until retirement in October 2006

The Compensation Committee’s functions include reviewing executive salary and bonus structure, approving salary and bonus awards and executive perquisites and other benefits. In addition, the Compensation Committee reviews the Company’s strategic and financial plans to determine their relationship to the Company’s compensation program. Additional information describing the Compensation Committee’s processes and procedures for considering and determining executive compensation, including the role of our Chief Executive Officer and consultants in determining or recommending the amount or form of executive compensation, is included in the Compensation Discussion and Analysis below.

The Compensation Committee operates under a written charter. The Company has made a copy of its Compensation Committee Charter available in the “Investors” section of the Company’s website at http://www.matrixservice.com. The Compensation Committee held five meetings during fiscal 2007. The Compensation Committee has no authority under its charter to delegate some or all of its authority to subcommittees or other persons and it has no current plans to do so.

Compensation Committee Interlocks and Insider Participation

During fiscal 2007, the Compensation Committee was composed of Hugh E. Bradley (former director who served until October 2006), I. Edgar Hendrix, Paul K. Lackey, Tom E. Maxwell and David J. Tippeconnic, all of whom are non-employee directors of the Company. During fiscal 2007, none of the Company’s executive officers served on the board of directors or on the compensation committee of any other entity who had an executive officer that served either on the Company’s Board of Directors or on its Compensation Committee.

Nominating and Corporate Governance Committee

Director	Fiscal 2007 Committee Service
Tom E. Maxwell, Chairman	Served all of Fiscal 2007
I. Edgar Hendrix, Member	Served all of Fiscal 2007
Paul K. Lackey, Member	Served all of Fiscal 2007
David J. Tippeconnic, Member	Served all of Fiscal 2007
Hugh E. Bradley, retired Member	Served until retirement in October 2006

The Nominating and Corporate Governance Committee was established to assist the Board in identifying qualified individuals to become directors of the Company, recommend to the Board qualified director nominees for election by the stockholders or to fill vacancies on the Board, recommend to the Board membership on Board committees, recommend to the Board proposed Corporate Governance Guidelines and report annually to the Board on the status of the CEO succession plan. The Nominating and Corporate Governance Committee operates under a written charter. The Company has made a copy of its Nominating and Corporate Governance Committee Charter available in the “Investors” section of the Company’s website at http://www.matrixservice.com. The Nominating and Corporate Governance Committee has the authority under its charter to retain a professional search firm to identify candidates. The Nominating and Corporate Governance Committee held four meetings during fiscal 2007.

Director Nomination Process

The Nominating and Corporate Governance Committee will consider director candidates submitted to it by other directors, employees and stockholders. In evaluating such nominations, the Nominating and Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board of Directors and to address the director qualifications discussed below.

The Nominating and Corporate Governance Committee regularly assesses the appropriate size of the Board of Directors and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated or otherwise arise, the Committee considers various potential candidates for director. Candidates may come to the attention of the Committee through current directors, senior management, professional search firms, stockholders or other persons.

Once a prospective nominee has been identified, the Committee makes an initial determination as to whether to conduct a full evaluation of the candidate. The initial determination involves an evaluation of the candidate against the qualifications set forth in the Corporate Governance Guidelines, which require broad experience, wisdom, integrity, the ability to make independent analytical inquiries, an understanding of the Company’s business environment and a willingness to devote adequate time to Board duties, including service on no more than four other public company boards. The Committee also assesses the candidate’s qualifications as an “independent director” under the Nasdaq’s current director independence standards and the Company’s director independence guidelines. If the Committee determines that additional consideration is warranted, it may request a professional search firm to gather additional information about the candidate. The Committee designates, after consultation with the CEO, which candidates are to be interviewed. After completing its evaluation, the Committee makes a recommendation to the full Board of Directors as to the persons who should be nominated by the Board and the Board determines the nominees after considering the recommendation of the Committee.

Holders of Common Stock wishing to recommend a person for consideration as a nominee for election to the Board can do so in accordance with the Company’s Bylaws by giving timely written notice to the Secretary of the Company at 10701 East Ute Street, Tulsa, Oklahoma 74116. The written notice should give each such nominee’s name, address, appropriate biographical information, a description of all arrangements or understandings between the stockholder and each such nominee and any other person or persons (naming such person or person), relating to such nominee’s service on the Board of Directors, if elected, as well as any other information that would be required in a proxy statement. Any such recommendation should be accompanied by a written statement from the person recommended, giving his or her consent to be named as a nominee and, if nominated and elected, to serve as a director. The written notice must be delivered to the Secretary of the Company not later than 80 days prior to the date of any annual or special meeting; provided, however, that in the event that the date of such annual or special meeting is not publicly announced by the Company more than 90 days prior to the meeting, notice by the stockholder must be delivered to the Secretary of the Company not later than the close of business on the tenth day following the day on which public announcement of the date of such meeting is communicated to the stockholders. The written notice to the Secretary of the Company must also set forth the name and address of the stockholder who intends to make the nomination and a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice.

Communications with the Board of Directors

The Board of Directors provides a process by which stockholders and other interested parties may communicate with the Board or any of the directors. Stockholders and other interested parties may send written communications to the Board of Directors or any of the directors at the following address: Board of Directors of Matrix Service Company c/o Matrix Service Company, 10701 East Ute Street, Tulsa, Oklahoma 74116-1517. Stockholders and other interested parties may also use the Company’s online submission form at the FAQ section of the “Investors” section of the Company’s website at http://www.matrixservice.com to contact the Board or any of the directors. All communications will be compiled by the Company’s Corporate Secretary and submitted to the Board or the individual director on a periodic basis.

Equity Ownership Guidelines for Directors

Each director is strongly encouraged to have a significant investment in the Company evidenced by the ownership, from time to time, either directly or indirectly, of an approximate value of $100,000 of Matrix Service Company Stock. For purposes of these guidelines, “indirect ownership” includes to the pre-tax “in the money” market value of stock options and phantom stock in the Director’s deferred compensation plan. Directors shall have five years from the date of their initial election to the Board to meet this requirement.

Director Compensation

Management Directors receive no additional compensation for service on the Board of Directors or any committee thereof. Directors of the Company are reimbursed for out-of-pocket expenses incurred in attending the Board of Directors and committee meetings.

The elements of our non-employee Director compensation consist of cash and equity compensation. Our objective with Director compensation is to position ourselves to attract and retain individuals with relevant business and leadership background and experience by providing a competitive package of cash and equity compensation.

Total Compensation for the Company’s non-employee Directors is determined in a manner similar to that for executives. The Compensation Committee, working with the Company’s Vice President, Human Resources, engages third party compensation consultants to periodically review Director compensation and make recommendations. The Board’s philosophy is to keep Director compensation simple and straightforward in nature. The Compensation Committee reviews benchmark data from outside consultants and makes recommendations to the Board of Directors for approval.

Director compensation review is conducted on a bi-annual basis. This review was most recently completed in July 2006. Compensation was adjusted in July 2006, as outlined below. Director compensation will be reviewed again in July/August 2008.

In April 2006, the Compensation Committee engaged third party compensation consultant, Villareal & Associates, to conduct a market study. Villareal & Associates obtained benchmark data using published compensation surveys and proxy analysis of selected benchmark companies similar in size, location and industry to the Company.

Based on the consultant’s findings and recommendations, the Compensation committee determined that total compensation for Directors should be approximately $100,000 with 50% in cash and 50% in performance-based equity. The objective is to provide a long-term component to total compensation that aligns the interests of Board members with those of Company stockholders through stock ownership.

At the July 2006 Compensation Committee meeting, adjustments were made to the annual retainer, Committee Chair and Chairman fees, bringing cash compensation for each Director to approximately $50,000 (or 50% of total compensation). Cash compensation may be taken in the form of cash payments or may be deferred with interest. The remaining 50% of Director compensation ($50,000 of value) is issued in the form of Restricted Stock, which ties Director’s compensation directly to the Company’s performance. A similar approach to that for executive equity was used except the financial measure for Directors is Net Income, as opposed to Operating Income for executive officers and management. Performance measures are defined as Matrix Service Company Consolidated Net Income for a 3-year period beginning with fiscal 2007. Restrictions will lapse at the end of the three-year period, based on performance and have Threshold, Target and Maximum levels of achievement. In the event performance goals are not achieved, the stock is forfeited.

The basis for the October 2007 Restricted Stock awards to non-employee Directors is detailed below:

•	Annual equity value of approximately $50,000 (represents 50% of total compensation)

•	Actual number of shares determined by dividing annual value by stock price on grant date.

•

100% of the equity component of Board compensation is performance-based: Performance is defined as Matrix Service Company’s Consolidated Net Income for a 3-year period beginning with fiscal 2007. Actual performance in fiscal 2006 was used as a baseline, and combined with annual expected growth rates.

•	The grant has Threshold, Target and Maximum levels of achievement. At Threshold, 50% of the award is earned; at Target 75% of the award is earned; and at Maximum 100% of the equity award is earned.

•	Performance for the 3-year period is measured at the end of the period.

•	If Threshold performance objectives are not met, the shares are forfeited.

Annual compensation for non-employee directors is summarized as follows:

Annual retainer for directors	$ 47,000
Annual deferred stock grant	Approximate Value of $50,000
Additional retainer for Chairman of the Board	$ 11,750
Additional retainer for Chairman of the Audit Committee	$ 6,000
Additional retainer for Chairman of the Compensation Committee	$ 3,000
Additional retainer for Chairman of the Nominating and Corporate Governance Committee	$ 3,000

The Board of Directors also has a Deferred Fee Plan which allows Directors to defer all or a portion of their cash compensation with interest. The effective interest rate is researched and recommended by the Company’s CFO for approval by the Compensation Committee at the regularly-scheduled meeting each October. The interest rate is 8.5% for calendar 2007.

Prior to 2007, the Board’s Deferred Fee Plan allowed them to defer the cash portion of their compensation with interest or in the form of Phantom Stock. In October 2006, the Plan was amended and the Phantom Stock option was eliminated. Also, prior to October 2006, the Directors were issued annual grants of options for 5,000 shares. The last grant was October 2005. All equity grants, to Company executive officers and Directors, were changed from Stock Options to Restricted Stock in October 2006.

Members of the Company’s Board of Directors are also eligible to participate in the Company’s medical, dental and vision benefits.

Fiscal 2007 Director Compensation

The compensation earned by each director in fiscal 2007 is summarized in the table below:

Name (1)	Fees Earned or Paid in Cash ($) (2)	Stock Awards ($) (3)	Options Awards ($) (4)		Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (5)	All Other Compensation ($)	Total ($)
I. Edgar Hendrix	55,937	10,032	36,091		—	1,493	—	103,553
Paul K. Lackey	50,000	10,032	16,622		—	278	—	76,932
Tom E. Maxwell	50,000	10,032	16,622		—	339	—	76,993
David J. Tippeconnic	47,000	10,032	13,883		—	1,018	—	71,933
Hugh E. Bradley (Retired October 2006)	11,750	—	39,004	(6)	—	—	—	50,754

(1)	Mr. Michael J. Bradley, our CEO, is not included in this table since he is an employee of the Company and thus receives no compensation for his services as a Director. Mr. Bradley’s compensation received as an employee is shown in the Summary Compensation Table for our Named Executive Officers. Mr. Michael J. Hall retired as our CEO on November 6, 2006. Prior to his retirement, Mr. Hall received no compensation for his services as a Director. Mr. Hall’s compensation received as an employee prior to his retirement and his compensation received as a Director subsequent to his retirement as CEO is shown in the Summary Compensation Table for our named executive officers.

(2)	Includes fees earned in fiscal 2007 but paid in fiscal 2008 and fees earned in fiscal 2007 but deferred under the Deferred Fee Plan for Members of the Board of Directors of Matrix Service Company. The following directors deferred fiscal 2007 cash compensation into an interest-bearing account and into phantom shares:

Name	Fiscal 2007 Fees Deferred ($)	Interest-bearing Account ($)	Phantom Shares (# of shares)
I. Edgar Hendrix	36,288	36,288	—
Paul K. Lackey	50,000	37,500	1,343
Tom E. Maxwell	28,125	21,875	671
David J. Tippeconnic	47,000	47,000	—

(3)	The amounts shown represent expense recognized in the Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the year ended May 31, 2007 in accordance with Statement of Financial Accounting Standards No. 123(R), Share Based Payment (SFAS 123R), for restricted stock awards granted to non-employee directors, excluding any assumptions for future forfeitures. There were no actual forfeitures of stock awards in fiscal 2007. All assumptions utilized to calculate the expense amounts shown above are set forth in Note 11 of the Notes to the Consolidated Financial Statements for the year ended May 31, 2007. For each non-employee director, the grant date fair value of the 3,400 shares of restricted stock granted in fiscal 2007 approximated $50,000. As of May 31, 2007, Mr. Hendrix, Mr. Lackey, Mr. Maxwell, and Mr. Tippeconnic each have 3,400 restricted shares outstanding.

(4)	The amounts shown represent expense recognized in the Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the year ended May 31, 2007 in accordance with Statement of Financial Accounting Standards No. 123(R), Share Based Payment (SFAS 123R), for stock option awards granted to non-employee directors, excluding any assumptions for future forfeitures. There were no actual forfeitures of stock option awards in fiscal 2007. All assumptions utilized to calculate the expense amounts shown above are set forth in Note 11 of the Notes to the Consolidated Financial Statements for the year ended May 31, 2007. There were no stock option awards granted to non-employee directors in fiscal 2007. As of May 31, 2007, Mr. Hendrix has 5,000 stock options outstanding, Mr. Lackey has 15,000 stock options outstanding, Mr. Maxwell has 20,000 stock options outstanding, and Mr. Tippeconnic has 5,000 stock options outstanding.

(5)	A non-employee director may defer all or part of director fees earned into the Deferred Fee Plan for Members of the Board of Directors of Matrix Service Company (Deferred Fee Plan). Under the Deferred Fee Plan, directors are allowed to defer fees and earn interest. The amounts shown represent interest earned under the plan in excess of a market rate. The market rate for the deferrals was approximately 4.5% based on the Applicable Federal Rates as compared to the actual rates paid in fiscal 2007 of 7.25% and 8.5%. The Company based the payment rate on the Company’s incremental borrowing rate. There were no payments made by the Company in fiscal 2007 relating to these deferred fees.

Previously directors were also allowed to defer fees in the form of Phantom Shares of the Company’s stock. The fees were converted into phantom shares based on the price of the Company’s stock on the deferral election date. Mr. Lackey and Mr. Maxwell earned $272,899 and $96,636, respectively, in fiscal 2007 for appreciation on fees previously deferred in the form of Phantom Shares. There were no payments made by the Company in fiscal 2007 relating to these deferred fees.

(6)	Upon Mr. Bradley’s retirement, the Compensation Committee amended his outstanding stock options to accelerate the vesting of all unvested stock options and to extend the option exercise period from 30 days following his retirement date to one year following his retirement or until October 23, 2007. As a result of the amendment, 5,000 stock options were vested and the exercise period was extended on 40,000 stock options.

Fiscal 2007 Grants of Plan-Based Awards to Directors

The following table sets forth fiscal 2007 grants of plan-based awards to directors:

Name	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards (1)			Grant Date Fair Value of Stock Awards ($)
		Threshold (# of shares)	Target (# of shares)	Maximum (# of shares)
I. Edgar Hendrix	10/23/2006	1,700	2,550	3,400	49,980
Paul K. Lackey	10/23/2006	1,700	2,550	3,400	49,980
Tom E. Maxwell	10/23/2006	1,700	2,550	3,400	49,980
David J. Tippeconnic	10/23/2006	1,700	2,550	3,400	49,980

(1)	Amounts shown are the number of shares of performance-based restricted stock granted to the non-employee directors. The directors will receive 50% of the award after three years if the Company’s cumulative three year net income is between $25.8 million and $26.8 million, 75% after three years if the cumulative net income is between $26.8 million and $27.8 million, and 100% after three years if the cumulative net income exceeds $27.8 million.

AUDIT COMMITTEE MATTERS

Report of the Audit Committee of the Board of Directors

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the associated system of internal controls. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s financial statements and internal control over financial reporting in accordance with the Public Company Accounting Oversight Board Standards and to issue reports thereon. The Audit Committee monitors these processes. The Audit Committee’s role does not provide any special assurance with regard to the Company’s financial statements, nor does it involve a professional evaluation of the quality of the audits performed by the independent registered public accounting firm. As part of its oversight responsibilities, the Audit Committee has:

•

reviewed and discussed with the Company’s internal auditors and independent registered public accounting firm, with and without management present, their evaluations of the Company’s internal accounting controls and the overall quality of the Company’s financial reporting;

•	reviewed and discussed with management and the independent registered public accounting firm the Company’s audited financial statements as of and for the year ended May 31, 2007;

•

discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended and supplemented; and

•

received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended and supplemented, and has discussed with the independent registered public accounting firm its independence.

Based on the reviews and discussions above, the Audit Committee recommended to the Board of Directors that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2007 for filing with the Securities and Exchange Commission. The Audit Committee, subject to ratification by the stockholders, has selected Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ended May 31, 2008.

The Audit Committee is governed by a written charter. The Board of Directors has determined that the members of the Audit Committee are independent and financially literate as defined by the applicable standards. The Board has also determined that I. Edgar Hendrix qualifies as a financial expert as defined by the SEC rules adopted pursuant to the Sarbanes-Oxley Act of 2002.

Members of the Audit Committee:

I. Edgar Hendrix, Audit Committee Chairman

Paul K. Lackey, Audit Committee Member

Tom E. Maxwell, Audit Committee Member

David J. Tippeconnic, Audit Committee Member

This report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference the proxy statement into any filing by the Company under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically and expressly incorporates this report by reference into any such filing, and shall not otherwise be deemed filed under such acts.

Replacement of Former Independent Auditors

At a meeting held on January 3, 2006, the Audit Committee of the Board of Directors of the Company, approved the engagement of Deloitte & Touche LLP as its independent registered public accounting firm for the fiscal year ending May 31, 2006 to replace the firm of Ernst & Young LLP, which was dismissed as the independent registered public accounting firm of the Company, each effective January 6, 2006.

The reports of Ernst & Young LLP on the Company’s financial statements for the fiscal years ended May 31, 2004 and May 31, 2005 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

In connection with the audits of the Company’s financial statements for each of the two fiscal years ended May 31, 2005, and in the subsequent interim period preceding their dismissal, there were no disagreements with Ernst & Young LLP on any matters of accounting principles or practices, financial statement disclosure or auditing scope and procedures which, if not resolved to the satisfaction of Ernst & Young LLP would have caused Ernst & Young LLP to make reference to the matter in their report.

During the fiscal years ended May 31, 2004 and May 31, 2005, and the subsequent interim period preceding their dismissal, there were no “reportable events” as defined by Item 304(a)(1)(v) of Regulation S-K, except that Ernst & Young LLP noted that Management’s Report on Internal Control Over Financial Reporting included in the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2005 identified the following deficiencies which together constituted a material weakness related to revenue recognition at the Company’s Eastern Business Unit:

•	Change orders were inappropriately or inaccurately included in or, in certain instances, excluded from reports utilized in the Company’s percentage of completion computations.

•	Job forecasts were inadequately prepared and supported or inadequately reviewed by appropriate members of project management and financial accounting.

•	Preparation of invoices for a material contract lacked appropriate reconciliations to information recorded in the Company’s financial accounting system.

The material weakness described above affected the Company’s revenue, accounts receivable, cost and estimated earnings in excess of billings on uncompleted contracts and billings on uncompleted contracts in excess of costs and estimated earnings financial statement accounts. As a result, management concluded that the Company’s internal control over financial reporting as of May 31, 2005 was ineffective. Ernst & Young LLP’s opinion indicated that management’s assessment was fairly stated in all material respects and that because of the effect of the material weakness, Matrix Service did not maintain effective internal control over financial reporting as of May 31, 2005. This material weakness was remediated during fiscal 2006.

During the Company’s fiscal years ended May 31, 2004 and May 31, 2005, and the subsequent interim period preceding Ernst & Young LLP’s dismissal, the Company did not consult with Deloitte & Touche LLP with respect to the application of accounting principles to a specified transaction, either contemplated or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, or any other matters or reportable events described in Items 304(a)(2)(i) and (ii) of Regulation S-K.

Fees of Independent Registered Public Accounting Firm

Fees billed for audit services in fiscal 2007 and 2006 include fees associated with the annual audit, the reviews of our quarterly reports on Form 10-Q, the audit of our assessment of internal controls as required by Section 404 of the Sarbanes-Oxley Act of 2002, and services performed in connection with other filings with the SEC. Fees billed for audit-related services were for assistance with routine SEC correspondence and accounting research tools. Fees billed for tax services were for tax consulting services approved by the Audit Committee.

	Deloitte & Touche LLP		Ernst & Young LLP
	2007	2006	2007	2006
	(In thousands)		(In thousands)
Audit Services	$761,162	$726,829	$12,544	$107,923
Audit-Related Services	3,000	3,000	—	2,500
Tax Services	107,654	—	—	—

Total	$871,816	$729,829	$12,544	$110,423

Audit Committee Pre-Approval Policy

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm in order to assure that the provision of such services does not impair the auditor’s independence. The Company has also made the Audit Committee’s pre-approval policies, which are included in the Audit Committee Charter, available in the “Investors” section of the Company’s website at http://www.matrixservice.com.

PROPOSAL NUMBER 2:

Ratification of Selection of Independent Registered Public Accounting Firm

Pursuant to the Sarbanes-Oxley Act of 2002, the Audit Committee of the Board of Directors of the Company has been charged with the exclusive power and authority to engage or terminate the independent registered public accounting firm. The Audit Committee of the Board of Directors has engaged the firm of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending May 31, 2008. Deloitte & Touche LLP has served as independent auditors for the Company since January 2006.

A proposal will be presented at the Annual Meeting asking the stockholders to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm. If the stockholders do not ratify the appointment of Deloitte & Touche LLP, the Audit Committee will reconsider the appointment.

The affirmative vote of holders of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting is required for the adoption of this proposal. The Board of Directors recommends that the stockholders vote “For” ratification of Deloitte & Touche LLP’s engagement.

Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting of Stockholders and will have an opportunity to make a statement, if they desire to do so, and to respond to appropriate questions from those attending the meeting.

EXECUTIVE OFFICER INFORMATION

Executive Officer Biographies

In addition to Mr. Bradley, the Company’s President and Chief Executive Officer who serves on the Board of Directors and whose biographical information is set forth under the caption, “Nominated Director Biographies,” the executive officers of the Company are:

George L. Austin, age 41, has served as Vice President Finance and Chief Financial Officer since June 2004. Mr. Austin previously served the Company as Vice President, Accounting & Administration, East Coast from March 2003 to May 2004, Vice President of Financial Reporting & Technology from June 2002 to March 2003 and as Vice President of Financial Planning and Reporting from April 1999 to May 2002. Prior to joining the Company, Mr. Austin served as Vice President of Finance for Flint Energy Construction Company from February 1994 to March 1999 and prior to February 1994, as an Audit Manager with Ernst & Young LLP. Mr. Austin has a Bachelor of Science Degree in Accounting and Information Technology from Oklahoma State University. Mr. Austin is a Certified Public Accountant, a member of the American Institute of Certified Public Accountants and Financial Executives International. In addition, Mr. Austin is a director on the Advisory Board of Oklahoma State University School of Business.

James A. Bogan, age 51, has served as President of Matrix Service Industrial Contractors, Inc. since August 2005. Mr. Bogan served as Vice President of Matrix Service Industrial Contractors, Inc. from April 2003 to August 2005. Prior to the Company’s acquisition of the Hake Group of Companies, Mr. Bogan served as Vice President of Hake from September 1980 until April 2003. Mr. Bogan graduated from West Chester University with a Bachelor of Science Degree in Economics.

Kevin S. Cavanah, age 42, has served as Vice President, Accounting and Financial Reporting for the Company since August 2007 and as Controller since April 2003. Prior to joining the Company, Mr. Cavanah served as an Accounting Manager for Williams Communications from 2001 to 2003 and as an Accounting Manager for The Williams Companies, Inc from 1998 to 2001. Prior to joining Williams, Mr. Cavanah served as an Audit Manager for Ernst & Young LLP. Mr. Cavanah has a Bachelor of Science in Business Administration Degree in Accounting from the University of Arkansas. He is a Certified Public Accountant and is a member of Financial Executives International.

Philip C. Chappelle, age 48, has served as Vice President, Risk Management for the Company since June 1997. Mr. Chappelle served as Director of Risk Management from 1993 to 1997. From 1990 to 1993, Mr. Chappelle served as Director of Safety and Risk. Prior to joining the Company, Mr. Chappelle was a regional safety manager and field engineer for Enclean, Inc. and a power plant operator for Public Service Co. of Oklahoma. Mr. Chappelle holds a Bachelor of Science Degree in Engineering & Technology from Oklahoma State University and a Masters of Business Administration from the University of Tulsa. Mr. Chappelle is an Associate of Risk Management and a Board Member of the Indian Nations Council, Boy Scouts of America.

Vance R. Davis, age 47, has served as Vice President of Matrix Service Industrial Contractors, Inc. since May 2005, as President of Eastern Operations from June 2004 to May 2005 and as Vice President of Eastern Operations from June 1997 to June 2004. Mr. Davis served as Regional Manager from June 1994 to June 1997. Mr. Davis was a Project Manager and Operations Manager for the Houston Region from April 1988 to June 1994. Prior to joining the Company, Mr. Davis worked in various capacities for Pasadena Erectors, Advance Tank & Construction Company, Kamyr Installations, Graver Tank & Manufacturing and Tank Service, Inc.

Nancy E. Downs, age 40, has served as Vice President, Human Resources for the Company since January 2006. Ms. Downs served as Director of Human Resources from September 2000 to January 2006. Prior to joining the Company, Ms. Downs worked for TV Guide, Samson Resources and Villareal & Associates specializing in human resource management, employee relations, and consulting. Ms. Downs holds a Bachelor of Science Degree in Political Science from Oklahoma State University and is a certified Professional in Human Resources (PHR). She is also a member of the Society for Human Resource Management, World-at-Work and Tulsa Area Human Resources Association.

Albert D. Fosbenner, age 52, has served as Vice President, Matrix Service Industrial Contractors, Inc. since June 2004. Mr. Fosbenner previously served as Vice President of Finance, Treasurer and Acting Chief Financial Officer for Western Integrated Networks LLC from December 2001 through 2003, President and Chief Executive Officer of CCS Fitness, Inc. from January 2000 through December 2001 and Senior Vice President and Treasurer of Frontiervision Partners LLP during 1998 and 1999. Mr. Fosbenner has a Bachelor of Science Degree in Accounting from Philadelphia University. He is a Certified Public Accountant and is a Certified Management Accountant. Mr. Fosbenner is a member of the Financial Executives International and the Association for Corporate Growth.

John S. Newmeister, age 59, has served as Vice President of Marketing and Business Development for the Company since May 2000 and previously as Vice President of Tank Construction. Prior to joining the Company in February 1995, Mr. Newmeister worked for Pitt-Des Moines, Inc. for 24 years holding numerous positions, including President of Hydrostorage, Inc. Mr. Newmeister holds a Bachelor of Science Degree in Civil Engineering from the University of Iowa and has attended the Executive Development Program at the University of Iowa.

Bradley J. Rinehart, age 43, has served as Vice President of Matrix Service Inc. since May 1997; Regional Manager – Michigan Region from April 1991 to April 1997; Operations Manager – Michigan Region from January 1990 to March 1991; and as a Project Manager – Michigan Region from January 1988 to December 1989. Mr. Rinehart holds a Bachelor of Science Degree in Construction Science from the University of Oklahoma. Mr. Rinehart is a director of the Tulsa Ronald McDonald House.

James P. Ryan, age 52, has served as President of Matrix Service Inc. since August 2005. Mr. Ryan previously served the Company as Chief Operating Officer from October 2004 to August 2005. Prior to this, Mr. Ryan served as Vice President of Matrix Service Inc. since October 1999. Prior to joining Matrix Service, Mr. Ryan worked for Gibraltar Construction Company from January 1993 to September 1999 providing construction management services. Previous employers include MW Kellogg, Kiewit Industrial Co. and Hoffman Construction Company. Mr. Ryan also previously provided independent consulting services to the power industry. Mr. Ryan graduated from Purdue University with a degree in Civil Engineering in 1979.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Objectives

Matrix Service Company is focused on building and maintaining a sustainable business model that consistently delivers superior returns to our stockholders. To be successful, we must attract, retain and motivate key talent to provide the needed leadership capabilities to execute our business strategy. Our compensation philosophy and approach is designed to support these overarching objectives.

Our executive compensation program is administered by the Compensation Committee of the Board of Directors. The role of the Committee is to provide oversight and direction to ensure the establishment of executive compensation programs that are competitive in nature, enable us to attract top talent, and align the interests of our executive officers with that of our stockholders.

The basic compensation philosophy of the Company and Compensation Committee is to provide the opportunity for outstanding compensation awards when superior performance is demonstrated. This pay-for-performance philosophy is reflected in each aspect of the compensation package for executive officers and management team members. All components of compensation for executive officers and key management are reviewed periodically to ensure consistency with the company’s compensation philosophy and competitive market practices. The Committee uses the following basic principles in the design and administration of our executive compensation program:

•

Competitiveness – Our compensation programs are designed to ensure the Company can attract, motivate and retain the talent needed to lead and grow the business. Targets for base salary, short-term and long-term compensation are generally based on median (50th percentile) market levels.

•

Support Business Objectives, Strategy and Values – Ultimately our compensation program is designed to drive the achievement of annual business objectives, support the creation of long-term value for stockholders, and promote and encourage behavior consistent with Company core values and guiding principles.

•

Pay for Performance – While we establish Target levels of performance at median or 50th percentile market levels, our plans provide the opportunity for significantly greater rewards for outstanding performance. At the same time, performance that does not meet expectations is not rewarded.

•

Individual Performance – In addition to objective Company, Business Unit and Operating Unit financial measures, our programs emphasize individual performance and the achievement of personal objectives.

•

Integrated Approach – We look at compensation in total and strive to achieve an appropriate balance of immediate, short-term and long-term compensation components, with the ultimate goal of aligning executive compensation with long-term stockholder value.

The Compensation Committee is supported by the Company’s Vice President, Human Resources (VPHR), and other executive officers as needed or requested, in the design, review and administration of executive compensation programs. The Compensation Committee engages a third party compensation consulting firm, Villareal & Associates, to evaluate Board and executive officer compensation, benchmark Company practices against other companies, and provide associated recommendations. Senior management also uses Villareal & Associates for other compensation and human resources consulting projects. The CEO incorporates the third party consultant’s findings and provides recommendations to the Compensation Committee regarding executive compensation for review, discussion and approval. Management performance and compensation recommendations are reviewed and approved in Executive Session, without management present. The Compensation Committee establishes CEO compensation. The Compensation Committee reviews performance of the CEO and establishes appropriate compensation in executive session without management present.

The Compensation Committee typically reviews base salary for executive officer compensation at its regularly-scheduled July/August meeting. At this meeting, the Compensation Committee also reviews and approves incentive payments for the previous fiscal year and establishes incentive targets for the coming fiscal year, under the short-term incentive plan Long-term incentive awards are approved by the Compensation Committee at a meeting immediately following the annual stockholders meeting each October. The Compensation Committee may also approve base pay, short-term incentive and long-term incentive (equity) grants for executive officers during the year as the result of internal promotions or for new hires.

Key Elements of Executive Compensation

The primary elements of our executive compensation program include:

•	Base Pay;

•	Annual/Short-Term Incentive Compensation;

•	Long-Term Incentive Compensation (Equity);

•	Perquisites and Other Benefits; and

•	Change of Control Agreements

Base Pay

Base pay is the foundation of our executive compensation package. Base pay is based on the executive officer’s responsibilities, role in the organization, level and type of work experience, and individual job performance. Our practice in establishing executive base pay, and that for other employees and managers, is to determine the market median or “50th percentile” among comparable companies. This data is obtained through our third party compensation consultant. We engage a compensation consultant to review and benchmark competitive market pay data on no less than a bi-annual basis.

The Company utilizes a market-based job evaluation system to establish and ensure equitable, competitive pay levels throughout the organization. Salary grades and ranges are established by evaluating positions based on the external market data and internal equity. Each executive officer, as well as other managers and administrative employees, is assigned to a salary grade. Broad ranges of salary are associated with each grade. The position within the salary grade/pay range for each executive officer is determined based on their respective level of experience, skill and demonstrated performance.

Base pay and salary grade also play a role in determining other short- and long-term incentive compensation awards. Short-term incentive awards are reflected as a percentage of base salary and long-term incentives are based on an executive officer’s salary grade.

Mr. Michael J. Bradley became President and Chief Executive Officer of the Company effective November 6, 2006. In connection with his employment, Mr. Bradley received base pay of $277,083 in fiscal 2007, which represented Mr. Bradley’s annual salary of $475,000 prorated from his date of hire on November 6, 2007. The Company also provided Mr. Bradley with a car allowance that was prorated from his date of hire, and which totaled $11,710 in fiscal 2007.

In addition to his base salary, Mr. Bradley received an initial hiring bonus of $150,000 and a grant of restricted stock. In the event Mr. Bradley voluntarily resigns prior to the completion of 12 months of consecutive service, pro-rata repayment of the cash bonus will be required. The restricted stock grant consisted of 40,430 shares for which restrictions lapse on November 6, 2007, and 43,800 shares for which restrictions lapse in equal annual installments over the four subsequent years beginning on November 6, 2008. He also received 44,400 restricted shares for which restrictions lapse if established Operating Income Targets are achieved and 44,400 restricted shares which for which restrictions lapse in equal installments over five years. Regarding the grant tied to three-year Operating Income, Bradley will receive 60% of the award at the end of three years if the Company’s cumulative three year operating income is between $62.1 million and $64.3 million, 80% if the cumulative three year operating income is between $64.3 million and $66.9 million, and 100% if the cumulative three year operating income exceeds $66.9 million. The grant date fair value of the restricted stock was $2,567,765. The Company also paid certain relocation costs associated with Mr. Bradley’s move to our corporate headquarters in Tulsa, Oklahoma. The relocation expenses paid in fiscal 2007 by the Company for Mr. Bradley’s move are $152,331. The hiring bonus, restricted stock grant and relocation benefit were structured in order to create an executive compensation package that enabled us to successfully hire a high caliber CEO, is competitive in the marketplace, and sufficient to induce Mr. Bradley to accept the position in light of the compensation package provided by his previous employer.

Base pay compensation for Mr. George L. Austin, Mr. James P. Ryan, Mr. John S. Newmeister and Mr. Bradley J. Rinehart is administered in line with our established compensation philosophy discussed above.

Annual/Short-Term Incentive Compensation

Our annual/short-term incentive compensation plan is designed to offer the opportunity for substantial incentive awards for delivering outstanding performance. Rewards under the Company’s short-term incentive compensation plans are based on overall Company, Business Unit and Operating Unit performance, as compared to pre-established objectives that are tied to enhancement of stockholder value. Our short-term incentive compensation objectives are designed to:

•	Support and drive performance toward achieving the company’s strategic objectives;

•	Emphasize overall Company, Business Unit, Operating Unit and individual performance in the structuring of reward opportunities;

•	Motivate and reward superior performance; and

•	Provide incentive compensation opportunities that are competitive in the industry.

For Fiscal Year 2007, our annual/short-term incentive targets were established as follows:

•	For fiscal 2007, a consolidated annual operating income goal (Target) was recommended by the CEO and approved by the Compensation Committee at the July 2006 meeting.

•

For the purpose of goals and incentive awards, all income measures were defined as Pre-Tax, Pre-Interest, Post-Incentive Income (“Pre-Tax Income”). Income measures for the CEO and CFO are post-incentive for operations and pre-executive incentive compensation (“executive” defined in this sentence as the CEO and CFO).

•

Corresponding Targets for Pre-Tax Income were established for each Operating Company, Business Unit and Organizational Unit based on business plans, which were designed to drive growth and/or improved profitability.

•

Once all Targets are established for consolidated Company, Business Unit and Operating Unit, Threshold and Maximum levels of performance are defined. Threshold is defined as 80% of Target and Maximum is defined as 120% of Target. No incentives are paid for performance below the Threshold level.

•	CEO, CFO and corporate executive management and staff incentives were tied to consolidated Company performance.

•	Incentives for other executive officers, managers and operating division personnel were tied to both their respective Business/Operating Unit and the consolidated Company.

•

Actual performance in relation to established measures was presented to the Compensation Committee at the August 2007 meeting and was approved. Incentives for fiscal 2007 performance were paid on August 14, 2007.

•

Discretionary awards outside of the plan may be recommended by the CEO and approved by the Compensation Committee in the event there are special circumstances or achievements that need to be recognized.

Performance measures established shortly after the beginning of the Fiscal Year do not include the impact of an acquisition, positive or negative, completed within the Fiscal Year. However, it is anticipated that the Compensation Committee will evaluate any acquisitions which may be completed on a case-by-case basis to determine their impact on the plan and adjust performance measures appropriately.

In Fiscal Year 2007, the incentive compensation payable to Mr. Bradley and Mr. Austin was based solely on attainment of a Pre-Tax Income goal. Pre-Tax Income for fiscal 2007 exceeded the level of $26.4 million established for the maximum performance payout of 100% of base salary to Mr. Bradley and 60% of base salary to Mr. Austin.

Incentive compensation payable to Mr. Newmeister was also based on the attainment of a consolidated Company Pre-Tax Income goal. As noted above, Pre-Tax Income for fiscal 2007 exceeded the level of $26.4 million established for the maximum performance payout of 52.5% of base salary to Mr. Newmeister.

Incentive compensation payable to Mr. Ryan and Mr. Rinehart was based on the attainment of Pre-Tax Income goals for their respective business units and the consolidated Company. As noted above, the consolidated Company achieved maximum performance payout. However, the business unit component of Mr. Ryan and Mr. Rinehart’s incentive compensation was adversely impacted by the 4th Quarter pre-tax charge of $10.9 million for cost overruns on a liquefied natural gas (LNG) construction project in the Gulf Coast region, resulting in no plan calculated incentive payments for the respective business unit performance. The cost overruns on the LNG project were attributable to a difficult post-Katrina labor environment, unforeseen productivity challenges and complexity of design leading to material and equipment cost increases. With the exception of the referenced cost overruns on this project, both Mr. Ryan’s and Mr. Rinehart’s respective business units produced record level earnings in fiscal 2007. Given the exceptional performance in all other aspects of the business, the CEO recommended a discretionary incentive award to Mr. Ryan and Mr. Rinehart in an amount equal to the Target performance level (35% of base salary) for the respective business unit component of the total incentive. The Compensation Committee approved the discretionary awards for Mr. Ryan and Mr. Rinehart as recommended.

While the base calculation of incentives is tied to objective measures of financial performance, the plan calculated incentive awards for Mr. Ryan, Mr. Newmeister and Mr. Rinehart may be adjusted upward or downward based on individual performance by each executive’s manager. The CEO presents any recommended adjustments to executive officer incentive payments to the Compensation Committee for approval. In addition, the Compensation Committee has the authority to make discretionary awards of up to 25% of salary to the CEO and CFO outside the guidelines of the plan.

The Annual/Short-Term Incentive Compensation Plan is reviewed and evaluated periodically to ensure that it meets its objectives and may be modified, discontinued or replaced based on the changing objectives and requirements of the Company.

For Fiscal Year 2008, our annual/short-term incentive compensation will be based on safety performance, financial performance, and other performance criteria such as growth strategy execution, operating excellence strategy execution and human resource strategy execution. CEO, CFO and corporate executive management and staff incentives are tied to consolidated Company performance. Incentives for other executive officers, managers and operating division personnel are tied to the performance of both their respective Business/Operating Unit and the consolidated Company. The percentage of each employee’s annual/short-term incentive assigned to each performance element is dependent on the employee’s position and responsibilities. Information on the annual/short-term incentive targets established for each element follows:

•

Safety Performance – Safety performance which is measured by Total Recordable Incident Rate (TRIR). The TRIR incentive targets for fiscal 2008 are 1.25 for Threshold payout, 1.00 for Target payout and 0.75 for maximum payout.

•

Financial Performance – Financial performance is measured by Pre-Tax, Pre-Interest, Post-Incentive Income (“Pre-Tax Income”). The Consolidated Pre-Tax Income incentive targets for fiscal 2008 are $43.2 million for Threshold payout, $48.6 million for Target payout and $54.0 million for maximum payout. Corresponding Targets for Pre-Tax Income were established for each Operating Company, Business Unit and Organizational Unit based on business plans, which were designed to drive growth and/or improved profitability.

•

Other Performance Criteria – The annual/short-term incentive will also be based on targets to be established in the areas of growth strategy execution, operating excellence strategy execution and human resource strategy execution.

Long-Term Incentive Compensation (Equity)

The purpose for providing long-term incentive compensation to executive officers is to tie executive rewards directly to the enhancement of long-term stockholder value. Offering the opportunity for executive officers (and other managers) to earn an ownership position in the Company enables us to remain competitive and attract, retain and motivate top executive and management talent. We believe equity ownership helps to create and maintain a long-term perspective among executive officers and provides a direct link to the long-term growth and profitability of the Company.

On October 23, 2006, the Company amended and restated its 2004 Stock Incentive Plan to permit the grant of Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, and Performance Shares, in addition to Stock Options which were previously authorized. In October 2006, the Company changed the form of equity grants awarded to executive officers and key management personnel from Stock Options to Restricted Stock.

The Compensation Committee believes that Restricted Stock is the most appropriate form of equity compensation to achieve our stated objectives, as it is a full value award that strongly and directly links management and stockholder interests. As a full value award, Restricted Stock is less dilutive to stockholders, as the Company is able to issue fewer shares in order to attain the desired level of equity compensation to our executive officers and managers. Restricted Stock awards are granted on an annual basis and contain both a performance- and time-based element. Performance-based shares link the equity reward to the Company’s strategic objectives and stockholder value. Time-based shares promote executive officer/management retention. Specific, individual grants vary by level/role in the organization. The amount of each award corresponds to the respective salary grade for each executive officer and manager.

The objective is to provide a long-term component to overall compensation that aligns the interests of executives with those of stockholders through stock ownership. For our long-term incentive compensation plan, the measure we use is Consolidated Operating Income which is designed to promote teamwork and align management toward a common, strategic goal.

The basis for the October 2006 Restricted Stock awards to executive officers is detailed below:

•	Each award includes both Performance- and Time-Based Elements

•

50% of the total grant is Performance-Based: Performance is defined as Matrix Service Company Consolidated Operating Income for a 3-year period beginning in fiscal 2007. Actual performance in fiscal 2006 was used as baseline, combined with annual expected growth rates.

•

The Performance-Based Grant has Threshold, Target and Maximum levels of achievement. At Threshold, 60% of the award is earned; at Target 80% of the award is earned; and at Maximum 100% of the equity award is earned.

•	Performance for the 3-year period is measured at the end of the period.

•	If threshold performance objectives are not met, all of the performance-based restricted shares are forfeited.

•	50% of the total grant is Time-Based: Restrictions lapse at the rate of 20% per year over five years.

Long-term equity awards are granted on an annual basis each October at the Board meeting immediately following the Company’s annual stockholders meeting.

Equity compensation is reviewed and evaluated periodically to ensure that it meets its objectives and may be modified, discontinued or replaced based on the changing objectives and requirements of the Company.

Perquisites and Other Benefits

Our executive officers do not receive a large number of perquisites or supplemental benefits. In general, our executive officers are eligible to participate in the same health and welfare plans as all eligible employees. However, to remain competitive in our benefit offerings, there are a few additional benefits for executive officers which are outlined below:

Retirement Benefits – The Company sponsors a 401(k) Savings Plan which allows executive officers, and other employees, to contribute up to the lesser of 25% of their salary or the annual IRS maximum. Through December 31, 2006, the Company provided a matching contribution of 50% of first 6% of employee contributions. Beginning January 1, 2007, the Company implemented a Safe Harbor Matching contribution, which is 100% of the first 3% and 50% of the next 2% of employee contributions. Executive officers participate and receive benefits under the plan in the same manner as all other eligible participants. The Company does not sponsor or maintain any other pension, deferred compensation plans or other supplemental retirement plans for executive officers.

Life Insurance – In addition to the group term life policy offered to all eligible employees, the Company provides additional life insurance to its executive officers, at no cost to the officer.

CEO – The Company provides a $500,000 term life insurance policy for the CEO.

Executive Officers and Managers – The Company provides an additional Corporate Term Life Insurance Policy for all executive officers and select managers at the levels outlined below:

CEO and CFO – $600,000
Other Executive Officers – $400,000
Select Managers – $200,000

In addition to the company-provided life insurance policies described above, all executive officers, along with other eligible employees and managers, have the option to purchase supplemental life insurance for themselves, their spouses and dependents.

Country Club Membership – The Company reimburses the CEO and CFO for the initiation fee and monthly dues associated with a country club membership. While the country club may be used for business purposes, the Compensation Committee believes that this benefit is generally considered a perquisite of these positions, and is maintained in order to attract and retain highly qualified executives for these positions.

Auto Allowance – It is the policy of the Company to provide company vehicles or vehicle allowances to corporate officers, management personnel, and to other personnel with a defined business need. The assignment of a company-provided vehicle or vehicle allowance is determined by (1) the level of the position, (2) the nature of the position and (3) business necessity. A vehicle allowance is provided to executive officers as a perquisite. The amount of the vehicle allowance varies by position. The vehicle allowance is paid as part of regular payroll and is taxable income.

Change of Control/Severance Agreements – Four Key Officers

The Company has entered into Change of Control/Severance Agreements with four executive officers, including the CEO, CFO and two Operating Company Presidents, Mr. James P. Ryan and Mr. James A. Bogan. These agreements are designed to promote stability, continuity and focus for key members of leadership during periods of uncertainty that may be created by change of control situations. Additionally, the use of such agreements is a competitive practice that enhances the Company’s ability to attract and retain leadership talent.

Under these four agreements, payment of benefits may occur under two circumstances:

•

If the Company experiences a Change of Control and the Executive suffers an Adverse Event or is terminated from the Company without cause, either on the date of the Change of Control or within 24 months following Change of Control date; or

•	The Executive is terminated from employment at any time for reasons other than Cause.

“Change of Control” means (i) a “change in ownership” of the Company of greater than fifty percent (50%) of the outstanding voting stock of the Company within a six (6) month period; (ii) a “change in the effective control” of the Company as determined by a change of greater than thirty-five percent (35%) of the outstanding voting stock of the Company by a person or persons acting as a group within a twelve (12) month period; or (iii) a “change in the ownership of a substantial portion of the assets of the Company as these terms are defined under Code § 409A(a)(2)(A)(v) and Treasury Regulations § 1.409A-3(g)(5) or other then existing and applicable Treasury Regulations promulgated under Code § 409A that define the terms “change of control” for deferred compensation arrangements.

“Cause” means, with reference to a Severance Event, that the Executive has been severed from employment with the Company because of Executive’s theft of Company property, embezzlement or dishonesty that results in harm to the Company; continued gross or willful neglect of his job responsibilities after receiving written warnings regarding such neglect from the Company; conviction of a felony or pleading nolo contender to a felony charged under state or federal law; or willful violation of Company policy. A determination by the Company Board of Directors that an event constituting “Cause” under this Agreement has occurred is binding upon the Company and the Executive.

In the event payment of benefits is triggered under these agreements, the executive officer will be paid an amount equal to one year’s annual base salary plus the average of annual bonus compensation paid to the executive in the three calendar years prior to the date of the event triggering payment. In addition, all stock options and other forms of equity compensation shall immediately vest and all restrictions on such benefits shall lapse. All benefits paid under these agreements are conditional upon the executive executing a waiver and release of claims and confidentiality agreement in a form satisfactory to the Company. Failure to execute such an agreement shall constitute an absolute forfeiture of the severance benefit. In the event an executive officer is terminated for Cause, no benefits are payable under the agreement.

Benefits will be paid in the calendar year the event occurs and, generally, within 30 days of the date of the event. In no case shall the payment of the severance benefits be paid later than March 15 following the calendar year in which the event occurred.

Change of Control Agreements – Other Executive Officers and Managers

The Company has also entered into Change of Control Agreements with other executive officers and key members of management. These agreements are designed to promote stability, continuity and focus for key managers during periods of uncertainty that may be created by potential change of control situations. Our goal is to offer some security and protection when asking officers and managers to remain engaged through difficult times. The Change of Control Agreements are provided to the other Company executive officers not named above and select management personnel. In contrast to the Change of Control/Severance Agreements, there is no general severance benefit in these agreements which is payable in the absence of a Change of Control.

Under these agreements, payment of benefits occurs in the event of a Change of Control and the executive officer/manager has suffered an Adverse Event or been terminated from employment for reason other than Cause, either on the date of the Change of Control or within 6 months of the Change of Control date. The terms “Change of Control” and “Cause” are defined in the same manner as described above with respect to Change of Control/Severance Agreements.

In the event payment of benefits is triggered under these agreements, the executive officer/manager will be paid an amount equal to one year’s annual compensation, excluding bonuses. In addition, all stock options and other forms of equity benefits shall immediately vest and all restrictions on such benefits shall lapse. All benefits paid under these agreements are conditional upon the executive executing a waiver and release of claims and confidentiality agreement in a form satisfactory to the Company. Failure to execute such an agreement shall constitute an absolute forfeiture of the severance benefit. In the event an executive is terminated for cause, all benefits and payments under the agreement are forfeited.

Benefits will be paid in the calendar year the event occurs and, generally, within 30 days of the date of the event. In no case shall the payment of the severance benefits be paid later than March 15 following the calendar year in which the event occurred.

Equity Ownership Guidelines

The Board of Directors believes that Matrix Service executive officers should demonstrate their commitment to and belief in the Company’s long-term profitability. Accordingly, each officer is expected to maintain a significant investment in the Company through the ownership of Company stock. Direct stock ownership more closely aligns our executive officers’ interests and actions with the interests of the Company’s shareholders.

At the August 2, 2007 Board meeting, the following Equity Ownership Guidelines were implemented.

Guidelines:

•	Participants – All Company Officers

•	Amount of Ownership – Defined as a multiple of the individual’s base salary. These multiples represent the minimum amount an officer should seek to acquire and maintain.

•	President/CEO – 2 times base salary
•	CFO/Vice Presidents – 1 times base salary

•

Timing: Officers will have five years from the date these Guidelines were implemented to acquire the ownership levels defined herein. Thereafter, they are expected to retain this level of ownership during their tenure as an officer with the Company.

•	Eligible Forms of Equity:

(1) Direct ownership of Company stock (shares owned outright, regardless of how acquired – e.g. restrictions lapse on restricted shares, options exercised held, etc.) An officer will be deemed to have satisfied the ownership guideline if the “fair market value” of the stock owned at any point in time equals the multiplier defined above;

(2) Vested/exercisable options. An officer will be deemed to have satisfied the ownership guideline if either (1) the aggregate price paid by the officer for shares held equals or exceeds the applicable multiple of base salary or (2) at any time the “fair market value” of the stock owned equals such amount.

In no case will unvested options or restricted shares with remaining restrictions count toward equity ownership.

Report of the Compensation Committee of the Board of Directors

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Members of the Compensation Committee:

Paul K. Lackey, Compensation Committee Chairman

Tom E. Maxwell, Compensation Committee Member

I. Edgar Hendrix, Compensation Committee Member

David J. Tippeconnic, Compensation Committee Member

EXECUTIVE OFFICER COMPENSATION

The following tables set forth certain information regarding compensation of the Chief Executive Officer, Michael J. Bradley, who joined the Company on November 6, 2006, the former Chief Executive Officer, Michael J. Hall, who retired as CEO on November 6, 2006, the Chief Financial Officer and each of the Company’s three other most highly compensated executive officers who were serving as executive officers at the end of fiscal 2007 (the “Named Executive Officers”), based on total compensation earned during fiscal 2007, for services in all capacities to the Company and its subsidiaries.

Summary Compensation Table

The following table sets forth information with respect to total compensation in fiscal 2007 for the Named Executive Officers:

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Michael J. Bradley Chief Executive Officer	2007	277,083	150,000	(4)	610,125	—	475,000	—	172,011	(5)	1,684,219

Michael J. Hall (6) Non-Executive Chairman of the Board and Former Chief Executive Officer	2007	258,166	125,000	(7)	9,484	—	107,052	—	1,846		501,548

George L. Austin Chief Financial Officer	2007	225,000	—		15,582	75,052	135,000	—	35,213	(8)	485,847

John S. Newmeister Vice President of Marketing and Business Development	2007	184,000	—		5,194	19,834	96,600	—	19,807	(9)	325,435

James P. Ryan President Matrix Service Inc.	2007	260,000	—		7,791	46,153	120,575	—	26,558	(10)	461,077

Bradley J. Rinehart Vice President Matrix Service Inc.	2007	205,000	—		7,791	24,570	78,925	—	22,405	(11)	338,691

(1)	The amounts shown represent expense recognized in the Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the year ended May 31, 2007 in accordance with Statement of Financial Accounting Standards No. 123(R), Share Based Payment (SFAS123R), for restricted stock awards granted to the Named Executive Officers, excluding any assumptions for future forfeitures. There were no actual forfeitures of stock awards in fiscal 2007. All assumptions utilized to calculate the expense amounts shown above are set forth in Note 11 of the Notes to the Consolidated Financial Statements for the year ended May 31, 2007.

(2)	The amounts shown represent expense recognized in the Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the year ended May 31, 2007 in accordance with Statement of Financial Accounting Standards No. 123(R), Share Based Payment (SFAS 123R), for stock option awards, excluding any assumptions for future forfeitures. There were no actual forfeitures of stock option awards in fiscal 2007. All assumptions utilized to calculate the expense amounts shown above are set forth in Note 11 of the Notes to the Consolidated Financial Statements for the year ended May 31, 2007.

(3)	Amounts represent payments to Named Executive Officers under the incentive compensation plan for fiscal 2007 performance.

(4)	Amount shown represents a sign-on bonus paid to Mr. Bradley upon his employment with the Company. In the event Mr. Bradley voluntarily resigns prior to the completion of 12 months of consecutive service, pro-rata repayment of the bonus will be required.

(5)	Represents amounts paid by the Company on behalf of Mr. Bradley for auto allowance of $11,710, life insurance and disability premiums, matching contributions to Mr. Bradley’s account in the Company’s qualified 401(k) plan and club dues. In addition, the Company paid $152,331 in moving expenses for Mr. Bradley’s relocation to Tulsa, Oklahoma.

(6)	Mr. Michael J. Hall retired as our CEO on November 6, 2006. Prior to his retirement, Mr. Hall received no compensation for his services as a Director. Mr. Hall’s compensation received as an employee prior to his retirement and his compensation received as a Director subsequent to his retirement as CEO are included in this table.

(7)	Amount shown was paid to Mr. Hall upon the successful recruitment and hiring of the new President and CEO.

(8)	Represents amounts paid by the Company on behalf of Mr. Austin for auto allowance of $14,450, life insurance and disability premiums, matching contributions to Mr. Austin’s account in the Company’s qualified 401(k) plan of $10,524 and club dues.

(9)	Represents amounts paid by the Company on behalf of Mr. Newmeister for auto allowance of $12,200, life insurance and disability premiums, and matching contributions to Mr. Newmeister’s account in the Company’s qualified 401(k) plan.

(10)	Represents amounts paid by the Company on behalf of Mr. Ryan for auto allowance of $14,450, life insurance and disability premiums, and matching contributions to Mr. Ryan’s account in the Company’s qualified 401(k) plan.

(11)	Represents amounts paid by the Company on behalf of Mr. Rinehart for auto allowance of $12,200, life insurance and disability premiums, and matching contributions to Mr. Rinehart’s account in the Company’s qualified 401(k) plan.

Grants of Plan-Based Awards

The following table sets forth information with respect to grants of plan-based awards in fiscal 2007 to the Named Executive Officers:

Name	Approval Date	Grant Date	Estimated Possible Payouts under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of shares of Stock or Units (#) (3)	Grant Date Fair Value of Stock Awards ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (# of shares)	Target (# of shares)	Maximum (# of shares)
Michael J. Bradley (4)	10/23/06 10/23/06	11/06/06 11/06/06	250,000	285,000	475,000	26,640	35,520	44,400	128,630	2,567,765
Michael J. Hall (5)	6/01/06 10/23/06	6/01/06 11/06/06	—	107,052	—	1,700	2,550	3,400	—	50,456
George L. Austin	6/01/06 10/23/06	6/01/06 10/23/06	45,000	90,000	135,000	1,980	2,640	3,300	3,300	97,020
John S. Newmeister	6/01/06 10/23/06	6/01/06 10/23/06	32,200	64,400	96,600	660	880	1,100	1,100	32,340
James P. Ryan	6/01/06 10/23/06	6/01/06 10/23/06	45,500	91,000	136,500	990	1,320	1,650	1,650	48,510
Bradley J. Rinehart	6/01/06 10/23/06	6/01/06 10/23/06	35,875	71,750	107,625	990	1,320	1,650	1,650	48,510

(1)	The amounts shown are targeted cash incentive compensation award potential for each Named Executive Officer under the Company’s incentive compensation plan described in the Compensation Discussion and Analysis. These amounts are based on the individual’s fiscal 2007 salary. Actual payouts earned by the Named Executive Officers for fiscal 2007 are reported in the Summary Compensation Table as “Non-equity incentive plan compensation”.

(2)	Amounts shown are the number of shares of performance-based restricted stock awards granted to the Named Executive Officers in fiscal 2007. The Named Executive Officers, excluding Mr. Hall, will receive 60% of the award after three years if the Company’s cumulative three year operating income for fiscal 2007, 2008 and 2009 is between $62.1 million and $64.4 million, 80% after three years if the cumulative operating income is between $64.4 million and $66.9 million, and 100% after three years if the cumulative operating income exceeds $66.9 million. Mr. Hall will receive 50% of the award after three years if the Company’s cumulative three year net income for fiscal 2007, 2008 and 2009 is between $25.8 million and $26.8 million, 75% after three years if the cumulative net income is between $26.8 million and $27.8 million, and 100% after three years if the cumulative net income exceeds $27.8 million.

(3)	Amounts shown are the restricted stock awards that vest based on the passage of time. With the exemption of certain restricted shares granted to Mr. Bradley, as discussed in footnote (4) below, all awards vest in five equal annual installments beginning one year from the grant date.

(4)	Mr. Bradley became President and Chief Executive Officer of the Company effective November 6, 2006. As a condition of his employment, the Company guaranteed a minimum bonus payout of $250,000 in fiscal 2007. In addition, Mr. Bradley was credited with a full year’s salary for purposes of calculating his bonus in fiscal 2007, resulting in an opportunity to earn 100% of his base salary in a cash bonus. Mr. Bradley also received 40,430 shares of restricted stock that vest on November 6, 2007, 88,200 shares of restricted stock that vest in equal annual installments over five years beginning on November 6, 2007 and 44,400 shares that vest if certain performance criteria are met.

(5)	Upon Mr. Hall’s retirement on November 6, 2006, he became eligible for an award of up to 50% of the earned compensation as of the date of his retirement. The award was at the discretion of the Compensation Committee and was compensation for his services as the CEO through his retirement date.

Option Exercises and Stock Vested

The following table sets forth information with respect to the exercise of stock options and the vesting of restricted stock in fiscal year 2007 by the Named Executive Officers:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Michael J. Bradley	—	—	—	—

Michael J. Hall	80,000	1,041,795	—	—

George L. Austin	—	—	—	—

John S. Newmeister	—	—	—	—

James P. Ryan	24,400	321,904	—	—

Bradley J. Rinehart	24,000	579,840	—	—

(1)	The value realized is the difference between the option exercise price and the sales price of the common stock at the time of exercise, multiplied by the number of shares for which the options were exercised.

Outstanding Equity Awards

The following table sets forth certain information with respect to outstanding equity awards held by the Named Executive Officers as of May 31, 2007:

Name	Option Awards (1)						Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)		Market Value of Shares or Units of Stock that have not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)		Equity Incentive Plan Awards: Market Value of Unearned Shares, Units or Other Rights that have not Vested ($)
	Exercisable	Unexercisable
Michael J. Bradley	—	—		—	—	—	128,630	(6)	3,286,497	44,400		1,134,420

Michael J. Hall	—	—		—	—	—	—		—	3,400	(7)	86,870

George L. Austin	1,000	—		—	3.03	10/23/2011	—		—	—		—
	1,000	1,000	(2)	—	3.70	10/22/2012	—		—	—		—
	10,200	6,800	(3)	—	12.20	10/21/2013	—		—	—		—
	9,800	29,400	(4)	—	4.60	10/26/2014	—		—	—		—
	3,000	12,000	(5)	—	8.93	10/21/2015	—		—	—		—
	—	—		—	—	—	3,300	(8)	84,315	3,300	(9)	84,315

John S. Newmeister	10,000	—		—	2.13	10/18/2010	—		—	—		—
	10,000	—		—	3.03	10/23/2011	—		—	—		— `
	8,000	2,000	(2)	—	3.70	10/22/2012	—		—	—		—
	3,000	2,000	(3)	—	12.20	10/21/2013	—		—	—		—
	2,000	3,000	(4)	—	4.60	10/26/2014	—		—	—		—
	1,000	4,000	(5)	—	8.93	10/21/2015	—		—	—		—
	—	—		—	—	—	1,100	(8)	28,105	1,100	(9)	28,105

James P. Ryan	—	2,000	(2)	—	3.70	10/22/2012	—		— `	—		—
	3,000	2,000	(3)	—	12.20	10/21/2013	—		—	—		—
	—	25,200	(4)	—	4.60	10/26/2014	—		—	—		—
	1,500	6,000	(5)	—	8.93	10/21/2015	—		—	—		—
	—	—		—	—	—	1,650	(8)	42,158	1,650	(9)	42,518

Bradley J. Rinehart	10,000	—		—	2.41	7/11/2010	—		—	—		—
	10,000	—		—	2.13	10/18/2010	—		—	—		—
	10,000	—		—	3.03	10/23/2011	—		—	—		—
	8,000	2,000	(2)	—	3.70	10/22/2012	—		—	—		—
	3,000	2,000	(3)	—	12.20	10/21/2013	—		—	—		—
`	3,000	4,500	(4)	—	4.60	10/26/2014	—		—	—		—
	1,500	6,000	(5)	—	8.93	10/21/2015	—		—	—		—
	—	—		—	—	—	1,650	(8)	42,158	1,650	(9)	42,518

(1)	All options were granted with 10 year terms. The options have vesting terms ranging from two to five years beginning one year after the grant date.

(2)	The options were granted on October 22, 2002 and will vest on October 22, 2007.

(3)	These options were granted on October 21, 2003 and will vest 50% on October 21, 2007 and 50% on October 21, 2008.

(4)	These options were granted on October 26, 2004 and will vest 33.3% on October 26, 2007, 33.3% on October 26, 2008 and 33.3% on October 26, 2009.

(5)	These options were granted on October 21, 2005 and will vest 25% on October 21, 2007, 25% on October 21, 2008, 25% on October 21, 2009 and 25% on October 21, 2010.

(6)	Amounts shown represent restricted share awards received on November 6, 2006 of which 40,430 shares vest on November 6, 2007 and 88,200 shares vest in equal annual installments over five years beginning on November 6, 2007.

(7)	Amount shown represents the number of shares of performance-based restricted stock awards granted to Mr. Hall in fiscal 2007 as a non-employee director. Mr. Hall retired as our CEO on November 6, 2006. Subsequent to his retirement, Mr. Hall received the restricted stock award for his services as a non-employee Director. The non-employee directors will receive 50% of the award after three years if the Company’s cumulative three year net income for fiscal years 2007, 2008 and 2009 is between $25.8 million and $26.8 million, 75% after three years if the cumulative net income is between $26.8 million and $27.8 million, and 100% after three years if the cumulative net income exceeds $27.8 million.

(8)	Amounts represent restricted share awards on October 23, 2006 and vest in five equal annual installments beginning one year after the award date.

(9)	Amounts shown are the number of shares of performance-based restricted stock awards granted to the Named Executive Officers in fiscal 2007. The Named Executive Officers will receive 60% of the award after three years if the Company’s cumulative three year operating income for fiscal years 2007, 2008 and 2009 is between $62.1 million and $64.4 million, 80% after three years if the cumulative operating income is between $64.4 million and $66.9 million, and 100% after three years if the cumulative operating income exceeds $66.9 million.

Potential Payments Upon Termination or Change of Control

The Company has entered into Change of Control/Severance Agreements with Mr. Bradley, Mr. Austin and Mr. Ryan. These agreements are designed to promote stability, continuity and focus for key members of leadership during periods of uncertainty that may be created by change of control situations. Additionally, the use of such agreements is a competitive practice that enhances the Company’s ability to attract and retain leadership talent.

Under these four agreements, payment of benefits may occur under two circumstances:

•

If the Company experiences a Change of Control and the Executive suffers an Adverse Event or is terminated from the Company without cause, either on the date of the Change of Control or within 24 months following Change of Control date; or

•	The Executive is terminated from employment at any time for reasons other than Cause.

“Change of Control” means (i) a “change in ownership” of the Company of greater than fifty percent (50%) of the outstanding voting stock of the Company within a six (6) month period; (ii) a “change in the effective control” of the Company as determined by a change of greater than thirty-five percent (35%) of the outstanding voting stock of the Company by a person or persons acting as a group within a twelve (12) month period; or (iii) a “change in the ownership of a substantial portion of the assets of the Company as these terms are defined under Code § 409A(a)(2)(A)(v) and Treasury Regulations § 1.409A-3(g)(5) or other then existing and applicable Treasury Regulations promulgated under Code § 409A that define the terms “change of control” for deferred compensation arrangements.

“Cause” means, with reference to a Severance Event, that the Executive has been severed from employment with the Company because of Executive’s theft of Company property, embezzlement or dishonesty that results in harm to the Company; continued gross or willful neglect of his job responsibilities after receiving written warnings regarding such neglect from the Company; conviction of a felony or pleading nolo contender to a felony charged under state or federal law; or willful violation of Company policy. A determination by the Company Board of Directors that an event constituting “Cause” under this Agreement has occurred is binding upon the Company and the Executive.

In the event payment of benefits is triggered under these agreements, the executive officer will be paid an amount equal to one year’s annual base salary plus the average of annual bonus compensation paid to the executive in the three calendar years prior to the date of the event triggering payment. In addition, all stock options and other forms of equity compensation shall immediately vest and all restrictions on such benefits shall lapse. All benefits paid under these agreements are conditional upon the executive executing a waiver and release of claims and confidentiality agreement in a form satisfactory to the Company. Failure to execute such an agreement shall constitute an absolute forfeiture of the severance benefit. In the event an executive officer is terminated for Cause, no benefits are payable under the agreement.

The Company has also entered into Change of Control Agreements with Mr. Newmeister and Mr. Rinehart. These agreements are designed to promote stability, continuity and focus for key managers during periods of uncertainty that may be created by potential change of control situations. Our goal is to offer some security and protection when asking officers and managers to remain engaged through difficult times. The Change of Control Agreements are provided to the other Company executive officers not named above and select management personnel. In contrast to the Change of Control/Severance Agreements, there is no general severance benefit in these agreements which is payable in the absence of a Change of Control.

Under these agreements, payment of benefits occurs in the event of a Change of Control and the executive officer/manager has suffered an Adverse Event or been terminated from employment for reason other than Cause, either on the date of the Change of Control or within 6 months of the Change of Control date. The terms “Change of Control” and “Cause” are defined in the same manner as described above with respect to Change of Control/Severance Agreements.

In the event payment of benefits is triggered under these agreements, the executive officer/manager will be paid an amount equal to one year’s annual compensation, excluding bonuses. In addition, all stock options and other forms of equity benefits shall immediately vest and all restrictions on such benefits shall lapse. All benefits paid under these agreements are conditional upon the executive executing a waiver and release of claims and confidentiality agreement in a form satisfactory to the Company. Failure to execute such an agreement shall constitute an absolute forfeiture of the severance benefit. In the event an executive is terminated for cause, all benefits and payments under the agreement are forfeited.

Benefits will be paid in the calendar year the event occurs and, generally, within 30 days of the date of the event. In no case shall the payment of the severance benefits be paid later than March 15 following the calendar year in which the event occurred.

The following table shows potential payments to our named executive officers, other than Mr. Hall, who retired on November 6, 2006, under existing contracts, agreements, plans or arrangements, whether written or unwritten for various scenarios involving a termination of each of such named executive officers, assuming a May 31, 2007 termination date and, where applicable, using the closing price of our common stock of $25.55 on May 31, 2007. These amounts are estimates only. The actual amounts to be paid out can only be determined at the time of such executive officer’s separation from us.

Except for certain terminations which entitle a named executive officer to severance payments under the agreements described above, and except for the acceleration of vesting of equity awards upon retirement, death or disability to which a named executive officer may be entitled under his respective stock option or restricted stock award agreements, there are no agreements, arrangements or plans that entitle the named executive officers to severance, perquisites or other enhanced benefits upon their termination of employment. Any agreement to provide such other payments or benefits to a terminating executive would be in the discretion of the Compensation Committee.

	Change of Control with Adverse Event or Termination				Termination by the Company at any Time for Reasons Other than Cause				Voluntary Termination	Retirement, Death or Disability
Name	Salary Severance ($) (1)	Non-Equity Incentive Plan Severance ($) (2)	Value of Stock Options that would Vest ($) (3)	Value of Restricted Stock for which Restrictions would Lapse ($) (4)	Salary Severance ($) (1)	Non-Equity Incentive Plan Severance ($) (2)	Value of Stock Options that would Vest ($) (3)	Value of Restricted Stock for which Restrictions would Lapse ($) (4)	No Contractual Benefits	Value of Stock Options that would Vest ($) (3)	Value of Restricted Stock for which Restrictions would Lapse ($) (4)	Maximum Potential Payments
Michael J. Bradley	475,000	475,000	—	4,420,917	475,000	475,000	—	4,420,917	—	—	4,420,917	5,370,917
George L. Austin	225,000	92,512	928,000	168,630	225,000	92,512	928,000	168,630	—	928,000	168,630	1,414,142
John S. Newmeister (5)	184,000	61,735	199,730	56,210	—	—	—	—	—	199,730	56,210	501,675
James P. Ryan	260,000	76,625	698,060	84,316	260,000	76,625	698,060	84,316	—	698,060	84,316	1,119,001
Bradley J. Rinehart (5)	205,000	50,532	264,395	84,316	—	—	—	—	—	264,395	84,316	604,243

(1)	Represents payment of annual salary for the event specified based on annual salary as of May 31, 2007.

(2)	Represents payment of non-equity incentive severance for the event specified based on the average annual incentive payments received over the last three completed fiscal years.

(3)	Represents the value the Named Executive Officer would realize for the vesting of all nonvested stock options for the specified event. The value is the difference between the option exercise price and the market price of the common stock as of the close of business on May 31, 2007, multiplied by the number of shares represented by nonvested stock options at May 31, 2007.

(4)	Represents the value the Named Executive Officer would realize for the lapsing of restrictions on restricted stock due to the specified event. The value is the number of shares held with restrictions at May 31, 2007 multiplied by the market price of common stock at the close of business on May 31, 2007.

(5)	Mr. Newmeister and Mr. Rinehart do not have general severance provisions in their Change of Control Agreements. Under their agreements, they are eligible to receive a severance benefit only in the event of Change of Control occurs and an adverse action is taken against them. However, the Company may elect to provide severance pay to executive officers in situations other than a Change of Control event. The Company maintains the flexibility and discretion to provide severance pay to executive officers in the event of termination for reasons other than cause. To be eligible to receive payment of any severance benefits, executive officers are required to sign severance documents, including but not limited to, a waiver and release of all claims and a confidentiality agreement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of August 1, 2007, certain information with respect to the shares of Common Stock beneficially owned by (i) each person known by the Company to own beneficially more than five percent of its outstanding shares of Common Stock, (ii) each director and director nominee of the Company, (iii) each executive officer of the Company named in the Summary Compensation Table herein and (iv) all directors, director nominees and executive officers of the Company as a group. Unless otherwise noted, each of the persons listed below has sole voting and investment power with respect to the shares listed.

Identity of Beneficial Owner	Shares Beneficially Owned		Calculated Ownership % (6)
Tontine Capital Partners, LP, et. al. 55 Railroad Avenue, 3rd Floor Greenwich, CT 06830	3,306,409	(1)	12.4%

Bear Stearns Asset Management Inc. 383 Madison Avenue New York, NY 10179	2,496,594	(2)	9.4%

Barclays Global Fund Advisors, et. al. 45 Freemont Street San Francisco, CA 94105	1,362,098	(3)	5.1%

Michael J. Hall	25,000	(4)	*

I. Edgar Hendrix	2,200	(4)	*

Paul K. Lackey	12,500	(4)	*

Tom E. Maxwell	18,500	(4)	*

David J. Tippeconnic	2,500	(4)	*

George L. Austin	46,300	(4)	*

Michael J. Bradley	128,630	(4)	*

John S. Newmeister	38,100	(4)	*

Bradley J. Rinehart	48,650	(4)	*

James P. Ryan	21,150	(4)	*

All directors, director nominees and executive officers as a group (16 persons)	371,720	(4)	1.4%

*	Indicates ownership of less than one percent of the outstanding shares of common stock.

(1)	Information is as of October 3, 2005 and is based on the Schedule 13G/A dated October 5, 2005 which was filed by Tontine Capital Partners, L.P. (“TCP”), Tontine Capital Management, L.L.C. (“TCM”), and Jeffrey L. Gendell. TCM, the General Partner of TCP, has the power to direct the affairs of TCP, including decisions respecting the disposition of the proceeds from the sale of the shares. Mr. Gendell is the Managing Member of TCM and in that capacity directs its operations. Each of TCP, TCM and Mr. Gendell have shared voting and dispositive power over 3,306,409 shares.

(2)	Information is as of December 31, 2006 and is based on the Schedule 13G dated January 11, 2007 which was filed by Bear Stearns Asset Management Inc. Of the shares shown, Bear Stearns Asset Management Inc. has sole voting power over 803,098 shares, shared voting power over 1,243,687 shares, sole dispositive power over 943,304 shares and shared dispositive power over 1,243,687 shares.

(3)	Information is as of December 31, 2006 and is based on the Schedule 13G dated January 23, 2007 filed by Barclays Global Fund Advisors and Barclays Global Investors, N.A. Of the shares shown, Barclays Global Investors, N.A. has sole voting power over 857,766 shares and sole dispositive power over 1,012,866 shares, and Barclays Global Fund Advisors has sole voting power and sole dispositive power over 349,232 shares.

(4)	Includes the following shares of common stock that are issuable upon the exercise of stock options that are currently exercisable or are exercisable within 60 days after August 1, 2007: Mr. Hall—25,000 shares; Mr. Lackey—12,500 shares; Mr. Maxwell—17,500 shares; Mr. Tippeconnic—2,500 shares; Mr. Austin—25,000 shares; Mr. Newmeister—34,000 shares; Mr. Rinehart—45,500 shares; Mr. Ryan—4,500 shares; 16 Directors and Executive Officers as a group—183,040 shares.

Also includes the following shares of restricted stock awards beneficially owned, but not yet released: Mr. Austin—3,300 shares; Mr. Bradley—128,630 shares; Mr. Newmeister—1,100 shares; Mr. Rinehart—1,650 shares; Mr. Ryan—1,650 shares; 16 Directors and Executive Officers as a group—143,480.

(5)	Shares beneficially owned include restricted stock held by our executive officers and directors over which they have voting power but not investment power. Shares of Common Stock which were not outstanding but which could be acquired by an executive officer upon exercise of an option within 60 days of August 1, 2007, and which are deemed outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by such executive officer, are not deemed to be outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by any other person.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers, and persons who own more than 10 percent of the Company’s Common Stock, to report their initial ownership of the Common Stock and any subsequent changes in ownership (Forms 3, 4 and 5) of the Common Stock with the SEC and the Nasdaq Global Market and to furnish the Company with a copy of each such report.

To the Company’s knowledge, based solely on the Company’s review of the copies of such reports received by the Company and on written representations by certain reporting persons that no other reports were required during and with respect to fiscal 2007, all Section 16(a) filing requirements applicable to its executive officers, directors and more than 10 percent stockholders were satisfied on a timely basis, except for one transaction related to the exercise of incentive stock options by Mr. Ryan and two transactions involving the exercise of non qualified stock options by Mr. Lackey and Mr. Hugh Bradley, who has subsequently retired from the Board of Directors. These transactions were not reported timely due to an administrative error by the Company.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information concerning the Company’s Common Stock that may be issued upon the exercise of options, warrants and rights under all of Matrix’s existing approved equity compensation plans as of May 31, 2007, including the Company’s 1990, 1991 and 2004 stock option plans and the 1995 Nonemployee Directors’ Stock Option Plan.

	(a)	(b)	(c)
Plan Category	# of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by shareholders	669,880	$7.09	784,112
Equity compensation plans not approved by shareholders	0	N/A	0

Total	669,880	$6.66	784,112

PROPOS ALS OF STOCKHOLDERS

A proposal of a stockholder intended to be presented at the next annual meeting of stockholders must be received at the Company’s principal executive offices no later than May 21, 2008, if the proposal is to be considered for inclusion in the Company’s proxy statement and proxy card for such meeting.

In accordance with the Company’s Bylaws, any stockholder who intends to present a proposal at the Company’s 2008 Annual Meeting of Stockholders and has not sought inclusion of the proposal in the Company’s proxy statement and accompanying proxy pursuant to Rule 14a-8, must provide the Secretary of the Company with notice of such proposal in order for such proposal to be properly brought before the meeting, no later than 80 days prior to the date of the meeting; provided, however, that in the event that the date of such annual meeting is not publicly announced by the Company more than 90 days prior to the meeting, notice by the stockholder must be delivered to the Secretary of the Company not later than the close of business on the tenth day following the day on which public announcement of the date of such meeting is communicated to the stockholders.

OTHER MATTERS

Matters That May Come Before the Annual Meeting

The Board of Directors knows of no matters other than those described in this Proxy Statement which will be brought before the Annual Meeting for a vote of the stockholders. If, however, any other matter requiring a vote of stockholders arises, the persons named in the accompanying proxy will vote thereon in accordance with their best judgment. The enclosed proxy confers discretionary authority to take action with respect to any additional matters that may come before the meeting.

Availability of Form 10-K and Annual Report to Shareholders

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2007 (without exhibits or documents incorporated by reference) including any financial statements and schedules and exhibits thereto, may be obtained without charge by written request to George L. Austin, Vice President Finance, Matrix Service Company, 10701 East Ute Street, Tulsa, Oklahoma 74116 or by visiting the Investors Section of the Company’s internet website at http://www.matrixservice.com.

By Order of the Board of Directors

/s/ George L. Austin
George L. Austin Secretary

September 14, 2007

Tulsa, Oklahoma

THE PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

OF MATRIX SERVICE COMPANY

10701 East Ute Street

Tulsa, Oklahoma 74116

(918) 838-8822

PROXY FOR 2007 ANNUAL MEETING OF SHAREHOLDERS OCTOBER 22, 2007

The undersigned shareholder(s) of Matrix Service Company, a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated September 14, 2007, and hereby appoints Michael J. Bradley and George L. Austin, and each of them, Proxies and Attorneys-in-Fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2007 Annual Meeting of Shareholders of Matrix Service Company to be held on October 22, 2007 at 10:30 a.m., Central time, at Matrix Service’s Regional Offices, located at 1105 West Main Parkway, Catoosa, Oklahoma, and at any and all adjournments or postponements thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if personally present on any of the following matters and with discretionary authority as to any and all other matters that may properly come before the meeting.

1.	Election of Directors.
☐	FOR all the nominees listed below (except as indicated).
☐	WITHHOLD authority to vote for all nominees listed below.

IF YOU WISH TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THAT NOMINEE’S NAME IN THE LIST BELOW:

Michael J. Bradley, Michael J. Hall, I. Edgar (Ed) Hendrix, Paul K. Lackey, Tom E. Maxwell and David J. Tippeconnic.

2.	To ratify the engagement of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal 2008.
☐	FOR
☐	AGAINST
☐	ABSTAIN

3.	To vote upon such other business as may properly come before the meeting or any and all postponements or adjournments thereof.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE. IF NO SPECIFICATION IS MADE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR EACH OF THE ABOVE PERSONS AND PROPOSALS, AND FOR SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AS THE BOARD OF DIRECTORS MAY RECOMMEND OR, IN THE ABSENCE OF A RECOMMENDATION, AS THE PROXY HOLDERS IN THEIR DISCRETION DEEM ADVISABLE.

Dated: , 2007	Signature:

I plan to attend the meeting: ☐

(This proxy should be marked, dated and signed by each shareholder exactly as such shareholder’s name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. A corporation is requested to sign its full corporate name by its duly authorized officer, with the office held designated. If a partnership, please sign in partnership name by authorized person and give title or capacity of person signing. If shares are held by joint tenants or as community property, both holders must sign.)

TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE MARK, SIGN AND DATE THIS PROXY AND RETURN IT USING THE ENCLOSED ENVELOPE AS PROMPTLY AS POSSIBLE.